Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements of Acergy S.A. (the "Company") and its subsidiaries (the "Group") on Form S-8, File Nos. 033-85168, 333-09292, 333-74321, 333-124983 and 333-124997 and on
Form F-3 and Form F-3/A, File No. 333-86288 of our reports relating to the preliminary opening International Financial reporting Standards ("IFRS") balance sheet and the preliminary comparative IFRS financial information of the Company and the Group (which reports express unqualified opinions and include explanatory paragraphs relating to the application of IFRS under the first time adoption of IFRS ("IFRS 1"), including the accounting policies expected to be adopted, when the Company prepares its first complete set of IFRS financial statements as at November 30, 2008) appearing in this Report on Form 6-K for the press release (the "Press Release") issued by the Company on March 19, 2008, in which the Company announced details of the impact on its consolidated financial statements of the transition to IFRS.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Chartered Accountants
London, England

March 31, 2008